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                                                             Exhibit 10.20


                                            KEPPEL TATLEE BANK

                                                     Keppel TatLee Bank Limited
                                                     10 Hoe Chiang Road
                                                     Keppel Towers
                                                     Singapore 089315
                                                     Tel:  2228228
                                                     Fax: 2252256

PRIVATE AND CONFIDENTIAL

4 April 2000

Mr. Dick H. Fagerstal
Senior Vice President and Chief Financial Officer
Chiles Offshore LLC
11200 Richmond Avenue,
Suite 490,
Houston, Texas 77082

Dear Dick,

CREDIT FACILITIES

At your request, we are pleased to offer to a subsidiary ("NEWCO") of Chiles Offshore LLC the following banking facility:

(1)      BORROWER

         Subsidiary ("NEWCO") of Chiles Offshore LLC to be incorporated in Delaware or in such other jurisdiction as may be tax efficient for the Borrower and acceptable to the Lender(s).

(2)      LENDER(S)

         Keppel TatLee Bank (KTB) Limited and/or Financial Institutions to be arranged by KTB Ltd acceptable to the Borrower.

(3)      TYPES AND LIMITS

         o        US$82 MILLION FINANCING PACKAGE WHICH COMPRISES OF:

         Facility A:       US$75,000,000 Term Loan. (This amount consists of
                           contract price of US$72,800,000 plus change order no.l of US$500,000 to be signed together with the shipbuilding contract; and additional change orders, if any, but not exceeding US$1,700,000 contracted after the signing of the shipbuilding contract).

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         Facility B:       US$7,000,000 Revolving Credit Facility

         o        OPTION TO EXTEND FOR 18 MONTHS AFTER DELIVERY

         Facility C:       Fixed Rate Term Loan with amount outstanding not
                           exceeding US$82,000,000. (Loan amount refers to the aggregate amount outstanding under Facilities A and B upon completion of the Rig).

         Facility D:       Money Market Loan of not more than US$1,500,000,
                           provided aggregate of Facility C & Facility D not exceeding US$82,000,000 at all times.

(4)      PURPOSE OF THE FACILITY

         Facility A:       To finance the construction of a jack-up drilling
                           rig (the "Rig").

                           After the Borrower has initially raised cash (minimum US$20,000,000) to be used by the Borrower exclusively to pay for rig construction costs, owner furnished equipment, other related rig construction and supervision costs, the Borrower shall have the right to draw down up to US$20,000,000 under Facility A, prior to or upon delivery of the rig, to the extent there is availability under the Facility. The proceeds from such drawdown may not be used to pay for anything other than outlined above.

                           The Borrower may not use such funds for the payment of dividends or distributions and shall be subject to all other restrictions imposed upon it by the Lenders until all outstandings under the Facilities have been repaid in full.

         Facility B:       For payment of interest incurred on Facilities A
                           and B and commitment fee due under Facilities A and B.

         Facility C:       Refinance all outstandings under Facilities A
                           and B.

         Facility D:       For working capital purposes.

(5)      TENOR/FINAL MATURITY

         Facilities A:     22 months from first drawdown or upon completion of
         and B             the Rig, whichever earlier.



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         Facilities C      18 months after the completion of the Rig.
         and D:

(6)      PRICING

         INTEREST RATE

         Facility A:       2% per annum above 1, 2, 3 or 6-month LIBOR, payable
                           on the  maturity date of each interest period.

         Facility B:       3% per annum above 1, 2, 3 or 6 months LIBOR,
                           payable on the maturity date of each interest period by way of additional drawdown of Facility B.

         Facility C:       Fixed interest to be determined 2 business days
                           prior to value date, at 3% above average reference
                           Banks' 18-months swap cost of funds quoted by three reference Banks to be determined. The reference Banks would be major Banks like JP Morgan, Union Bank of Switzerland, Chase Bank and Citibank. Interest is payable semiannually in arrears.

         Facility D:       3% per annum above 1, 2, 3 or 6 month LIBOR,  at
                           Borrower's option. Interest is payable on the maturity date of each interest period.

         PREPAYMENT FEE/EARLY REPAYMENT

         Facility A:       Prepayment penalty of 1/4% flat on amount prepaid
                           plus breakfunding costs if any. Partial or total prepayment is allowed on interest payment date subject to one week's notice. Minimum prepayment amount shall be US$1,000,000 and in multiples of US$500,000.

         Facility B:       Early repayment allowed. Subject to penalty of 1/4%
                           flat on amount prepaid plus breakfunding costs if any.

         Facilities C      Prepayment penalty of 1/4% flat on amount prepaid
         and  D:           plus breakfunding costs if any. Partial or
                           total prepayment is allowed on interest payment date subject to one month's notice. Minimum prepayment amount shall be US$100,000 and in multiples of US$100,000.


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         CANCELLATION FEE

         Facilities A      Allowed at anytime during the availability
         and B:            period, in part or in whole, in multiples of
                           US$500,000 subject to a minimum of US$500,000 on payment of 1/4% flat on amount cancelled upon giving at least 7 days prior written notice to the Bank.
                           Notice once given is irrevocable. Any undrawn amount at the expiry of the availability period will be deemed as cancelled and a cancellation fee of 1/4% flat of the undrawn amount will be payable.

         Facilities C      Not applicable.
         and D:

(7)      AVAILABILITY

         Subject to completion of all legal documentation.

         Facility A:       Subject to three days' written notice. To be fully
                           drawn within 22 months from first drawdown or upon completion of Rig, whichever earlier.

         Facility B:       Subject to two days' written notice. Fully
                           revolving for the tenor of the Financing Package such that no interest period shall fall after the Final
                           Maturity.

         Facility C:       Available only after delivery of the Rig, subject
                           to three days' written notice.

         Facility D:       Available only after delivery of the Rig, subject
                           to two days' written notice.

(8)      DRAWINGS

         Facility A:       Drawings must be made in minimum amounts of
                           US$100,000 against surveyors certificates and/or suppliers' invoice, or as provided above under "Purpose" for Facility A.

         Facility B:       To be drawn only for payment of interest expense
                           incurred under Facilities A and B and commitment due for Facilities A and B.


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         Facility C:       Available only after delivery of the Rig, subject to
                           three days written notice.

         Facility D:       Available only after delivery of the Rig, subject to
                           two days written notice.

(9)      REPAYMENT

         Facility A:       Bullet repayment on maturity.

         Facility B:       Any outstanding to be fully repaid on maturity.

         Facility C:       Bullet repayment on maturity.

         Facility D:       To be fully repaid on maturity. Partial repayment
                           possible on interest payment date.

(10)     SECURITY

i) First legal mortgage in escrow over the Rig and the Owners Furnished Equipment ("OFE") to be converted into a mortgage as and when formalities allow. The Borrower shall be allowed to offer the OFE suppliers who are willing to extend payment terms to the Borrower a second lien over the Rig;

ii) Assignment of all relevant insurance policies, including pre-delivery insurance;

iii) Assignment of the Rig-Building contract; (not applicable under option to extend for 18 months after delivery).

iv) Assignment of charter agreement (without notification), sale proceeds and any other monies due to the Borrower; Regardless of not notifying the charterees, of the Lenders' security interest on the charter earnings, all earnings of the Borrower shall be deposited into a designated account in which the Lender shall have a security interest ("Operating Account"). All operating, debt service and other allowed costs shall be reimbursed cut of the Operating Account and the excess, if any, shall be used to secure the repayment of the Facilities upon Final Maturity.

v) Fixed and Floating charge on all other present and future assets of the Borrower, if any.



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(11)     QUANTUM OF FINANCING

         Facilities A & B: Shall not exceed 87.7% of the Mortgaged Rig's
                           Construction Costs upon completion. Construction cost is being defined as Total Shipyard Cost plus Value of OFE.

(12)     CONDITIONS PRECEDENT (APPLICABLE TO FACILITIES A AND B ONLY)

         Borrower's minimum networth must not be less than US$20,000,000 prior to first drawdown of Facility A. Networth is defined as paid-up capital + Subordinated Shareholders' Loans.

(13)     OTHER TERMS AND CONDITIONS

         APPLICABLE TO FACILITIES A, B, C & D

i) Borrower shall forward a copy of its quarterly financial reports to the Lenders within 45 days after the end of the respective period.

ii) Borrower shall forward a copy of its audited final accounts to the Lenders within 180 days after the close of the Borrower's financial year. In addition, Borrower shall provide the Lender with any other relevant credit and financial information in a format agreeable to the Lender, as and when required by the Lender.

iii) No additional indebtedness to be incurred by the Borrower without prior written consent from the Lenders. However, if the additional indebtedness are loans from shareholders and/or inter-companies, these additional indebtedness would be allowable as long as the loans (principal plus interest) are subordinated to that of the Lenders.

iv)      Subordination of all shareholder's and inter-companies' loans.

v) Borrower to maintain minimum networth of not less than US$20,000,000 at all times. Injection of additional capital during the course of the loan is allowable. Networth is being defined as Paid-up Capital + Subordinated Shareholders' Loans.

vi) No dividends payment and payment of interest on shareholder's loans by the Borrower over the life of the Financing Package.


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vii)     Standard event of default clauses and other standard conditions pertaining to such Facility to apply.

viii) Restrictions on the sale or transfer of whole or part of the Borrower's assets which could result in a material adverse effect on or materially change the scope or nature of the Borrower's business.

ix) Material adverse change clause relating to the business, financials, etc. of the Borrower.

x) Cross-default with all liabilities of the Borrower and its Holding Company. However, if the default called by a third party is being contested in good faith, the Borrower would be entitled to request for waiver of the cross-default condition. The cross-default condition would be triggered upon only if the default amount to more than US$5,000,000.

         APPLICABLE TO FACILITIES A & B

i) Borrower has to provide Owner Furnished Equipment ("OFE") amounting to not less than US$18,500,000 to the construction of the Rig.

ii) Valuation by an independent professional valuation firm appointed by Borrower but acceptable to the Lenders to be conducted upon completion of the Rig construction. All charges incurred would be for the account of the Borrower.

iii) Borrower to provide the Lenders with copies of contracts for construction, and any other information concerning the Rig that the Lender may require.

         APPLICABLE TO FACILITIES C & D

i)       The vessel shall be Panama flagged.

ii) Valuation by an independent professional valuation firm appointed by Borrower but acceptable to the Lenders, no sooner than 6 months after delivery of the Rig. All charges incurred would be for the account of the Borrower. Market value of the Rib has to be equal to or greater than 114% of total outstandings under facilities C and D.

(14)     TAXATION

         All payments made under the Financing Package shall be made free clear of any tax, withholdings and/or deductions, both present and future.



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(15)     DOCUMENTATION

         The Financing Package is subject to the execution of required legal documentation in a form and substance satisfactory to all relevant parties.

(16)     EXPENSES

         All out-of-pocket expenses (including legal fees) incurred in connection with the preparation, execution and delivery of the Loan Facility Agreement and related documentation shall be for the account of the Borrower. If upon acceptance of the Letter of Offer and the Financing Package are aborted for any reason whatsoever or if the Borrower subsequently decide not to proceed with the Financing Package, the Borrower shall be required to pay all legal fees and related expenses incurred to date.

(17)     GOVERNING LAW & JURISDICTION

         New York Law or such other laws as may be necessary depending on he Borrowers' choice of jurisdiction.



We trust that the terms and conditions are acceptable to you. This offer will lapse after thirty (30) days from the date of this letter unless otherwise arranged.

Please confirm your acceptance by signing and returning to us the duplicate copy of this letter together with a certified copy of your Board of Directors' Resolution accepting the Financing Package.




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We are pleased to be of service and look forward to hearing from you in due course.

Yours Sincerely,

/s/ Foo Chee Yong                                /s/ Yeo Li Ping
-------------------------                        ---------------------
Foo Chee Yong                                    Yeo Li Ping
Senior Manager                                   Manager


 ...............................................................................

We confirm acceptance of your Financing Package based on the terms and conditions stipulated above.

                                                                 4/6/00
-----------------------------                              ------------------
Authorised Signatory (ies)                                 Date
for and on behalf of Chiles Offshore LLC on behalf of subsidiary to be formed.

By virtue of a Directors' Resolution dated ______________
Name
Company Stamp



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